Exhibit 99.1

Contact:	Ron Parham Sr. Dir. Investor Relations & Corp. Comm. Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Fourth Quarter and FY 2008 Highlights:
•	Fourth quarter 2008 consolidated net sales decreased 6 percent to $354.9 million, compared to fourth quarter 2007 net sales of $376.7 million.

•	Fourth quarter 2008 net income was $18.6 million, or $0.55 per diluted share, compared to net income of $45.7 million, or $1.26 per diluted share, for the fourth quarter of 2007.

•	Included in fourth quarter 2008 results is a non-cash charge of approximately $24.7 million, or $0.46 per diluted share after tax, related to impairment of intangible assets acquired in conjunction with the company’s acquisitions of the Pacific Trail and Montrail brands in 2006.

•	Fourth quarter 2008 results included a tax benefit of $5.0 million, compared to fourth quarter 2007 tax expense of $12.9 million.

•	Fiscal 2008 net sales totaled $1.32 billion, down 3 percent from 2007.

•	Fiscal 2008 diluted earnings per share were $2.74, compared to $3.96 in 2007.

•	The company expects first quarter 2009 net sales to decline 10-12 percent compared with first quarter 2008 and first quarter 2009 EPS of between $0.04 and $0.08 compared with $0.56 in last year’s first quarter.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on March 5, 2009 to shareholders of record on February 19, 2009.
PORTLAND, Ore. — January 29, 2009 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $354.9 million for the quarter ended December 31, 2008, a decrease of 6 percent compared to net sales of $376.7 million for the same period of 2007, including a 3 percent negative effect from changes in foreign currency exchange rates compared with the fourth quarter of 2007.
Fourth quarter net income totaled $18.6 million, or $0.55 per diluted share, and included a pre-tax, non-cash charge of approximately $24.7 million, or $0.46 per share after tax, for the write-down of acquired intangible assets related to the company’s acquisitions of the Pacific Trail and Montrail brands in 2006. The impairment charge consisted primarily of goodwill and trademarks and resulted from the company’s annual evaluation of intangible asset values.
The company recorded a tax benefit of $5.0 million in the fourth quarter of 2008, bringing the full year 2008 effective tax rate to 24.7 percent, compared with fourth quarter 2007 tax expense of $12.9 million and a full year 2007 effective tax rate of 30.6 percent. The reduced full-year 2008 tax rate resulted primarily from a higher proportion of income from foreign jurisdictions with lower tax rates, increased foreign tax credits and the favorable conclusion of a European tax examination.
Net income in the fourth quarter of 2007 was $45.7 million, or $1.26 per diluted share, and also included a tax benefit of $0.14 per share related to the favorable conclusion of a European tax examination.

Tim Boyle, Columbia’s president and chief executive officer, commented, “In 2008 we capitalized on our fortress balance sheet and operating cash flow of $145 million to make significant investments for future growth. We drove innovation across each of our product categories and elevated our brands through increased marketing and enhanced retail presentation in order to begin building stronger emotional connections with consumers. We also returned over $100 million to shareholders through share repurchases and dividends and ended the year with cash and short term investments totaling over $250 million and zero debt.”
“While we are pleased with our fourth quarter and full year results in the context of the weak economic environment, the accelerated deterioration of the global economy since September has prompted us to recalibrate the pace of our planned investments in retail stores and brand advertising in 2009. Although we continue to believe that these investments are strategic imperatives in the long run, we want to allow consumer markets to stabilize before moving forward as aggressively as we originally planned. As a result of our full year 2009 sales expectations, we have tabled plans to open branded retail stores in several key metro areas in the U.S. and made adjustments to our 2009 marketing and advertising budgets. We are also implementing additional steps to manage personnel and other overhead expenses across the entire organization. We plan to move forward with our previously announced plan to open a branded store on Chicago’s Michigan Avenue in late 2009 and are also maintaining our plans to open additional outlet stores, primarily in the U.S. and Europe, to provide a more profitable channel for inventory liquidation.”
Boyle concluded, “We will continue to invest in creating innovative products of superior value that protect consumers so they can enjoy their outdoor lifestyles year-round. Especially during economic times like these, we believe Columbia’s heritage of providing superior performance at great value is a compelling position that will resonate with increasingly discerning consumers.”
Fourth Quarter Results
The 6 percent decrease in fourth quarter 2008 net sales consisted of a 3 percent decline in U.S. net sales to $205.0 million; a 21 percent decline in EMEA region net sales to $59.9 million, including a 3 percent negative effect from changes in foreign currency exchange rates compared with the fourth quarter of 2007; and a 12 percent decline in Canada net sales to $27.0 million, including a 14 percent negative effect from foreign currency. These declines were partially offset by 6 percent growth in LAAP region net sales to $63.0 million, including a 5 percent negative effect from foreign currencies. (See “Geographical Net Sales” table below.)
Compared with the fourth quarter of 2007, fourth quarter 2008 outerwear net sales declined 6 percent to $171.7 million, sportswear net sales declined 8 percent to $106.8 million, footwear net sales declined 1 percent to $59.8 million, and accessories and equipment sales declined 6 percent to $16.6 million. (See “Categorical Net Sales” table below.)
Compared with the fourth quarter of 2007, fourth quarter 2008 Columbia brand net sales decreased 7 percent to $305.6 million, partially offset by a 15 percent increase in Sorel brand net sales to $22.8 million and a 1 percent increase in Mountain Hardwear brand sales to $24.2 million. Combined, net sales of Montrail and Pacific Trail brand products did not comprise a significant percentage of sales in the fourth quarter of either year. (See “Brand Net Sales” table below.)
The company ended the quarter with $253.1 million in cash and short-term investments, compared with $273.5 million at December 31, 2007. Accounts receivable at December 31, 2008 were down slightly to $299.6 million, compared with $300.5 million at December 31, 2007. Inventories at

December 31, 2008 decreased to $256.3 million, down $9.6 million, or 4 percent, compared with December 31, 2007 and down $45.1 million, or 15 percent, compared with September 30, 2008.
Fiscal 2008 Results
For 2008, net sales totaled $1.32 billion, a decrease of 3 percent from net sales of $1.36 billion for 2007, including a 1 percent benefit from changes in foreign currency exchange rates compared with 2007.
Net income for 2008 totaled $95.0 million, or $2.74 per diluted share, compared to net income of $144.5 million, or $3.96 per diluted share, for 2007.
2008 U.S. net sales decreased 5 percent, to $727.7 million, compared with 2007; EMEA net sales decreased 7 percent, to $267.2 million, including a 5 percent benefit from changes in foreign currency exchange rates, compared with 2007; LAAP net sales increased 13 percent, to $198.2 million, including a neutral currency effect; and Canada net sales decreased 1 percent, to $124.7 million, including a 2 percent currency benefit. (See “Geographical Net Sales” table below.)
Compared with 2007, fiscal year 2008 sportswear net sales declined 4 percent to $540.9 million, outerwear net sales were down 1 percent to $491.7 million, footwear net sales decreased 4 percent to $217.2 million, and equipment and accessories net sales increased 4 percent to $68.0 million. (See “Categorical Net Sales” table below.)
2008 Columbia brand net sales decreased 4 percent to $1.16 billion, Mountain Hardwear net sales increased 15 percent to $95 million, Sorel net sales increased 5 percent to $48.1 million, and combined Montrail and Pacific Trail net sales decreased 23 percent to $12.7 million, compared with 2007. (See “Brand Net Sales” table below.)
Dividend and Share Repurchase Program
The board of directors approved a dividend of $0.16 per share, payable on March 5, 2009 to shareholders of record on February 19, 2009.
During October 2008, the company fulfilled the board’s prior $400 million share repurchase authorizations and the board authorized the repurchase of up to an additional $100 million of Columbia common stock in open market or negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time.
Q1 2009 Guidance
The dynamic nature of the current economic environment limits the company’s visibility and its ability to estimate future results. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.
The 11 percent decline in Spring backlog that we announced in October 2008, combined with expectations of increased order cancellations and the negative effect of deteriorating consumer spending on sales at our retail stores, leads us to expect a 10-12 percent decline in consolidated net sales for the first quarter of 2009 compared with net sales of $297.4 million for the first quarter of 2008. This anticipated decline in net sales includes approximately 4 percent of negative foreign currency impact which may be further amplified if the U.S. dollar continues to strengthen compared to certain foreign currencies.

2009 first quarter gross margins are expected to decline by approximately 4 percentage points compared with first quarter 2008 due to a higher proportion of low-margin sales of excess Fall 2008 inventory created by the sudden deterioration in wholesale and retail activity over the past three months. First quarter 2009 operating expenses as a percent of net sales are expected to increase approximately 5 percentage points compared with first quarter 2008, primarily reflecting the incremental costs of our retail expansion plans, partially offset by a reduction in selling expenses as a result of the anticipated decrease in consolidated first quarter net sales. As a result, we expect first quarter 2009 diluted EPS to be in the range of $0.04 to $0.08 per diluted share, compared with $0.56 for the first quarter of last year.
Spring product sales have historically accounted for a minority of the company’s full year net sales, therefore, the company does not traditionally comment on the factors that it believes will influence full year net sales and profitability levels until April when it announces first quarter financial results and Fall backlog.
Conference Call
The Company will host a conference call to discuss fourth quarter 2008 results and anticipated future performance on Thursday, January 29, 2009 at 5:00 p.m. Eastern Time. To participate, please dial 800-851-3059 in the United States, Conference ID # 81646434. Outside the United States, please dial 706-679-8430. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until April 22, 2009.
About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, revenues, gross margins, and investments in strategic initiatives in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the company’s most recently filed Quarterly Report on Form 10-Q, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, higher than expected rates of order cancellations, bankruptcies of key customers, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; increased consolidation of our retail customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to effectively implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2008	2007
Current Assets:
Cash and cash equivalents	$230,617	$191,950
Short-term investments	22,433	81,598
Accounts receivable, net	299,585	300,506
Inventories, net	256,312	265,874
Deferred income taxes	33,867	31,169
Prepaid expenses and other current assets	29,705	14,567

Total current assets	872,519	885,664

Property, plant and equipment, net	229,693	210,450
Intangibles and other non-current assets	46,024	70,367

Total assets	$1,148,236	$1,166,481

Current Liabilities:
Accounts payable	$104,354	$95,412
Accrued liabilities	60,054	63,498
Income taxes payable	8,718	7,436
Other current liabilities	63	185

Total current liabilities	173,189	166,531

Other long-term liabilities	30,957	20,861
Deferred income taxes	—	8,968
Shareholders’ equity	944,090	970,121

Total liabilities and shareholders’ equity	$1,148,236	$1,166,481

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$354,910	$376,758	$1,317,835	$1,356,039
Cost of sales	205,472	217,811	750,024	776,288

Gross profit	149,438	158,947	567,811	579,751
	42.1%	42.2%	43.1%	42.8%

Selling, general, and administrative expenses	114,358	103,989	430,350	385,769
Impairment of acquired intangible assets	24,742	—	24,742	—
Net licensing income	2,084	1,851	5,987	5,157

Income from operations	12,422	56,809	118,706	199,139

Interest income, net	1,147	1,837	7,537	8,888

Income before income tax	13,569	58,646	126,243	208,027

Income tax benefit (expense)	4,988	(12,926)	(31,196)	(63,575)

Net income	$18,557	$45,720	$95,047	$144,452

Earnings per share:
Basic	$0.55	$1.27	$2.75	$4.00
Diluted	0.55	1.26	2.74	3.96
Weighted average shares outstanding:
Basic	33,866	35,957	34,610	36,106
Diluted	33,960	36,171	34,711	36,434

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$95,047	$144,452
Adjustments to reconcile net income to net cash:
Depreciation and amortization	31,158	30,338
Deferred income tax benefit	(12,407)	(3,093)
Stock-based compensation	6,302	7,260
Impairment of acquired intangible assets	24,742	—
Other	(249)	1,457
Changes in operating assets and liabilities:
Accounts receivable	(9,689)	(3,093)
Inventories	4,507	(46,010)
Prepaid expenses and other current assets	(15,787)	(1,355)
Accounts payable and accrued liabilities	7,897	(3,019)
Other	13,409	(2,622)

Net cash provided by operating activities	144,930	124,315

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	59,228	73,691
Capital expenditures	(47,580)	(31,971)
Proceeds from sale of property, plant, and equipment	52	32

Net cash provided by investing activities	11,700	41,752

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(83,865)	(31,819)
Cash dividends paid	(22,098)	(20,915)
Net repayments on long-term liabilities	(21)	(3,647)
Proceeds from issuance of common stock	3,488	14,162
Other	72	1,811

Net cash used in financing activities	(102,424)	(40,408)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(15,539)	1,411

NET INCREASE IN CASH AND CASH EQUIVALENTS	38,667	127,070

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	191,950	64,880

CASH AND CASH EQUIVALENTS, END OF PERIOD	$230,617	$191,950

NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$6,760	$2,318

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Geographical Net Sales to Unrelated Entities:

United States	$205.0	$210.4	(3)%	$727.7	$767.2	(5)%
Europe, Middle East, & Africa	59.9	76.0	(21)%	267.2	287.0	(7)%
Latin America & Asia Pacific	63.0	59.7	6%	198.2	175.7	13%
Canada	27.0	30.6	(12)%	124.7	126.1	(1)%

Total	$354.9	$376.7	(6)%	$1,317.8	$1,356.0	(3)%

Categorical Net Sales to Unrelated Entities:

Sportswear	$106.8	$116.2	(8)%	$540.9	$565.6	(4)%
Outerwear	171.7	182.2	(6)%	491.7	497.6	(1)%
Footwear	59.8	60.6	(1)%	217.2	227.4	(4)%
Accessories & Equipment	16.6	17.7	(6)%	68.0	65.4	4%

Total	$354.9	$376.7	(6)%	$1,317.8	$1,356.0	(3)%

Brand Net Sales to Unrelated Entities:

Columbia	$305.6	$330.0	(7)%	$1,162.0	$1,211.2	(4)%
Mountain Hardwear	24.2	23.9	1%	95.0	82.6	15%
Sorel	22.8	19.8	15%	48.1	45.6	5%
Montrail	1.1	1.7	(35)%	10.2	12.7	(20)%
Pacific Trail	1.2	1.3	(8)%	2.5	3.9	(36)%

Total	$354.9	$376.7	(6)%	$1,317.8	$1,356.0	(3)%

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